Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of February 19, 2007
by and among
VULCAN MATERIALS COMPANY
FLORIDA ROCK INDUSTRIES, INC.
VIRGINIA HOLDCO, INC.
VIRGINIA MERGER SUB, INC.
and
FRESNO MERGER SUB, INC.

i

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit 5.5	Form of Affiliate Agreement

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	5.4(a)
Acquisitions	4.1(e)
Affiliate Transaction	3.1(v)
Agreement	Preamble
Baker Group	Recitals
Book-Entry Shares	2.4(e)
Cancelled Shares	2.1(b)
Cash Cap Number	2.3(a)
Cash Consideration	2.1(a)
Cash Electing Florida Rock Share	2.1(a)
Cash Election	2.1(a)
Cash Election Number	2.3(b)
Cash Percentage	2.3(a)
Certificates	2.4(e)
Change in Florida Rock Recommendation	5.1(b)
Closing	1.5
Closing Date	1.5
Code	Recitals
Collective Bargaining Agreements	3.1(r)
Confidentiality Agreement	5.2
Controlled Group Liability	3.1(j)
Converted Shares	2.1(b)
Covered Employees	5.7(a)
EBITDA	3.1(a)
Effective Time	1.4(b)
Electing Florida Rock Share	2.1(a)
Election Date	2.2(d)
Employee Benefit Plan	3.1(j)
Employment Agreement	3.1(j)
Encumbrance	3.1(o)
Environmental Claim	3.1(q)
Environmental Laws	3.1(q)
Environmental Permits	3.1(q)
ERISA	3.1(j)
ERISA Affiliate	3.1(j)
Exchange Act	2.2(d)
Exchange Agent	2.2(a)
Exchange Fund	2.5(a)
Exchange Ratio	2.1(a)
Excluded Shares	2.1(b)
Existing D&O Policy	5.11(c)
FBCA	1.3(c)
Florida Rock	Preamble
Florida Rock Articles of Merger	1.4(b)

v

Section
Florida Rock Board Approval	3.1(m)
Florida Rock Book-Entry Shares	2.2(a)
Florida Rock Bylaws	1.6(a)
Florida Rock Certificates	2.2(a)
Florida Rock Charter	1.6(a)
Florida Rock Common Stock	2.1(a)
Florida Rock Consideration	2.1(a)
Florida Rock Contracts	3.1(i)
Florida Rock Disclosure Letter	3.1
Florida Rock Indemnified Parties	5.11(a)
Florida Rock Intellectual Property	3.1(p)
Florida Rock Merger	1.3(b)
Florida Rock Permits	3.1(f)
Florida Rock Permitted Encumbrances	3.1(o)
Florida Rock Permitted Liens	3.1(o)
Florida Rock Preferred Stock	3.1(b)
Florida Rock Recommendation	5.1(b)
Florida Rock Rights Agreement	3.1(m)
Florida Rock SEC Documents	3.1(d)
Florida Rock Shareholders Meeting	5.1(b)
Florida Rock Stock Option	2.6(a)
Florida Rock Stock Plans	3.1(b)
Florida Rock Stock Units	2.6(c)
Florida Rock Surviving Corporation	1.3(b)
Florida Rock Termination Fee	7.2(b)
Form of Election	2.2(c)
Form S-4	5.1(a)
Former Vulcan Holders	2.5(b)
Former Vulcan Shares	2.5(b)
Fresno Merger Sub	Preamble
GAAP	3.1(a)
Goldman Sachs	3.2(n)
Governmental Entity	3.1(c)
Hazardous Materials	3.1(q)
Holdco	Preamble
Holdco Common Stock	1.1
HSR Act	3.1(c)
Indemnified Parties	5.11(b)
Infringe	3.1(p)
Initial Effective Time	1.4(a)
Injunction	6.1(e)
Insiders	5.8
Insurance Amount	5.11(c)
knowledge	8.3
known	8.3

Section
Lazard	3.1(x)
Liens	1.1
material adverse effect	3.1(a)
Merger Consideration	2.4(a)
Merger Subs	Preamble
Mergers	1.3(b)
MSHA	3.1(q)
Multiemployer Plan	3.1(j)
Multiple Employer Plan	3.1(j)
NJBCA	1.3(c)
Non-Electing Florida Rock Holders	2.5(b)
Non-Electing Florida Rock Share	2.1(a)
NYSE	2.5(d)
Option Consideration	2.6(b)
OSHA	3.1(q)
Patriot	3.1(a)
PBGC	3.1(j)
proceedings	3.1(h)
Proxy Statement/Prospectus	5.1(a)
Public Proposal	7.2(b)
Qualified Plans	3.1(j)
Real Properties	3.1(o)
Real Property Leases	3.1(o)
Required Florida Rock Vote	3.1(n)
Requisite Regulatory Approvals	6.1(c)
RSUs	2.7(b)
SEC	3.1(a)
Section 16 Information	5.8
Securities Act	3.1(b)
Shortfall Number	2.3(c)
Significant Subsidiary	3.1(a)
Stock Consideration	2.1(a)
Stock Electing Florida Rock Share	2.1(a)
Stock Election	2.1(a)
Subsidiary	3.1(a)
Superior Proposal	5.4(f)
Support Agreement	Recitals
Tax	3.1(h)
Taxes	3.1(h)
Tax Return	3.1(h)
Violation	3.1(c)
Virginia Merger Sub	Preamble
Voting Debt	3.1(b)
Vulcan	Preamble
Vulcan Benefit Plans	5.7(a)

Section
Vulcan Board Approval	3.2(l)
Vulcan Book-Entry Shares	2.4(e)
Vulcan By-laws	1.6(b)
Vulcan Certificate of Merger	1.4(a)
Vulcan Certificates	2.4(e)
Vulcan Charter	1.6(b)
Vulcan Common Stock	2.4(a)
Vulcan Consideration	2.4(a)
Vulcan Disclosure Letter	3.2
Vulcan Indemnified Parties	5.11(b)
Vulcan Merger	1.3(a)
Vulcan Permits	3.2(g)
Vulcan Preferred Stock	3.2(b)
Vulcan SAR	2.7(a)
Vulcan SEC Documents	3.2(d)
Vulcan Stock Option	2.7(a)
Vulcan Stock Plans	3.2(b)
Vulcan Surviving Corporation	1.3(a)
Withdrawal Liability	3.1(j)

               AGREEMENT AND PLAN OF MERGER dated as of February 19, 2007 (this “Agreement”) is by and among Vulcan Materials Company, a New Jersey corporation (“Vulcan”), Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), Virginia Holdco, Inc., a New Jersey corporation and a direct wholly owned subsidiary of Vulcan (“Holdco”), Virginia Merger Sub, Inc., a New Jersey corporation and a direct wholly owned subsidiary of Holdco (“Virginia Merger Sub”), and Fresno Merger Sub, Inc., a Florida corporation and a direct wholly owned subsidiary of Holdco (“Fresno Merger Sub” and, together with Virginia Merger Sub, the “Merger Subs”).
               WHEREAS, the Board of Directors of Vulcan has approved, and deems it advisable and in the best interests of its shareholders to consummate, the Vulcan Merger (as defined in Section 1.3(a)) in which the issued and outstanding shares of capital stock of Vulcan will be converted into shares of capital stock of Holdco;
               WHEREAS, the Board of Directors of Florida Rock has approved, and deems it advisable and in the best interests of its shareholders to consummate, the Florida Rock Merger (as defined in Section 1.3(b)) in which the issued and outstanding shares of capital stock of Florida Rock will be converted into the right to receive shares of capital stock of Holdco or cash;
               WHEREAS, Vulcan and Florida Rock desire to make certain representations, warranties and agreements in connection with the Mergers (as defined in Section 1.3(b)) and also to prescribe various conditions to the Mergers;
               WHEREAS, for Federal income Tax purposes, (i) it is intended that the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, shall qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), which is undertaken pursuant to a single integrated plan; (ii) it is intended that the Vulcan Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and
               WHEREAS, as a condition and inducement to Vulcan’s willingness to enter into this Agreement, certain members and affiliates of the Baker Family (collectively with their affiliates and family members, “Baker Group”) are entering into a support agreement dated as of the date hereof in the form of Exhibit A hereto (the “Support Agreement”), pursuant to which, among other things, the Baker Group has agreed to vote certain shares of Florida Rock Common Stock beneficially owned by the Baker Group in favor of approval of this Agreement, to make a Stock Election (as defined herein) with respect to certain of those shares, and not to sell or otherwise transfer those shares prior to the termination of such Support Agreement in accordance with its terms;
               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
THE MERGERS
          1.1. Organization of Holdco. Vulcan has caused Holdco to be organized under the laws of the State of New Jersey and owns all of the capital stock of Holdco. The authorized capital stock of Holdco consists of 100 shares of common stock, par value $0.01 per share (the “Holdco Common Stock”), of which one share has been issued to Vulcan, which share of Holdco Common Stock is validly issued, fully paid and nonassessable, and is owned by Vulcan free and clear of any liens (statutory or other), pledges, charges, encumbrances and security interests whatsoever (“Liens”).
          1.2. Organization of Merger Subs. Vulcan has caused Holdco to organize, and Holdco has organized, Fresno Merger Sub under the laws of the State of Florida and Virginia Merger Sub under the laws of the State of New Jersey. The authorized capital stock of Fresno Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdco free and clear of any Liens. The authorized capital stock of Virginia Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdco free and clear of any Liens.
          1.3. The Mergers. (a) At the Initial Effective Time (as defined in Section 1.4(a)), Virginia Merger Sub shall be merged with and into Vulcan (the “Vulcan Merger”). Vulcan will be the surviving corporation in the Vulcan Merger (the “Vulcan Surviving Corporation”), and the separate existence of Virginia Merger Sub shall cease. As a result of the Vulcan Merger, Vulcan shall become a wholly owned Subsidiary of Holdco.
               (b) At the Effective Time (as defined in Section 1.4(b)), Fresno Merger Sub shall be merged with and into Florida Rock (the “Florida Rock Merger” and together with the Vulcan Merger, the “Mergers”). Florida Rock will be the surviving corporation in the Florida Rock Merger (the “Florida Rock Surviving Corporation”), and the separate existence of Fresno Merger Sub shall cease. As a result of the Florida Rock Merger, Florida Rock shall become a wholly owned Subsidiary of Holdco.
               (c) The Florida Rock Merger will have the effects set forth in the Florida Business Corporation Act (the “FBCA”), and the Vulcan Merger will have the effects set forth in the New Jersey Business Corporation Act (the “NJBCA”).
          1.4. Effective Time of the Mergers. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.5), the parties shall (and shall cause their Subsidiaries to) cause the following to occur:
               (a) Virginia Merger Sub and Vulcan shall execute and deliver for filing a certificate of merger (the “Vulcan Certificate of Merger”) to the Secretary of State of the State of New Jersey, in such form and manner provided in the NJBCA and shall make all other filings or recordings required under the NJBCA to effect the Vulcan Merger. The Vulcan Merger shall become effective upon the filing of the Vulcan Certificate of Merger (such time of filing, the “Initial Effective Time”).

               (b) Immediately following the Initial Effective Time, Fresno Merger Sub and Florida Rock shall execute and deliver for filing articles of merger (the “Florida Rock Articles of Merger”) to the Department of State of the State of Florida, in such form and manner provided in the FBCA and shall make all other filings or recordings required under the FBCA to effect the Florida Rock Merger. The Florida Rock Merger shall become effective one minute following the Initial Effective Time (such time, the “Effective Time”).
          1.5. Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing. The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another place is agreed to in writing.
          1.6. Charters and Bylaws of the Surviving Corporations and Holdco. (a) Subject to Section 5.10, at the Effective Time, the Restated Articles of Incorporation, as amended, of Florida Rock (the “Florida Rock Charter”) and Restated Bylaws, as amended, of Florida Rock (the “Florida Rock Bylaws”) shall be amended so as to read in their entirety as the articles of incorporation and bylaws of Fresno Merger Sub as in effect immediately prior to the Effective Time, except for the incorporator and except that the Florida Rock Surviving Corporation shall retain Florida Rock’s name.
               (b) At the Initial Effective Time, the Restated Certificate of Incorporation, as amended, of Vulcan (the “Vulcan Charter”) and Restated By-laws, as amended (the “Vulcan By-laws”) shall be amended so as to read in their entirety as the certificate of incorporation and by-laws of Virginia Merger Sub as in effect immediately prior to the Initial Effective Time, except for the incorporator and except that the Vulcan Surviving Corporation shall be named “VMC Corp.”
               (c) The certificate of incorporation and by-laws of Holdco shall be amended so that following the Initial Effective Time they will contain provisions identical to the Vulcan Charter and Vulcan By-laws, respectively, except the name of Holdco shall be “Vulcan Materials Company” effective as of the Initial Effective Time and except for any other changes required by, or permitted under, Section 14A:10-3 of the NJBCA, or any successor provision thereto.
          1.7. Directors. The directors of Fresno Merger Sub at the Effective Time shall be the initial directors of the Florida Rock Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Florida Rock Surviving Corporation until such director’s successor is duly elected and qualifies. The directors of Virginia Merger Sub at the Initial Effective Time shall be the initial directors of the Vulcan Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Vulcan Surviving Corporation until such director’s successor is duly elected and qualified. In accordance with Section 14A:10-3(6) of the NJBCA, the directors of Vulcan at the Initial Effective Time shall be directors of Holdco at the Initial Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Holdco until such director’s successor is duly elected and qualified.

          1.8. Officers. The officers of Florida Rock at the Effective Time shall be the initial officers of the Florida Rock Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Florida Rock Surviving Corporation until such officer’s successor is duly elected and qualifies, subject to earlier termination by removal or resignation. The officers of Vulcan at the Initial Effective Time shall be the initial officers of the Vulcan Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Vulcan Surviving Corporation until such officer’s successor is elected and has qualified, subject to earlier termination by removal or resignation. The officers of Vulcan at the Initial Effective Time shall be the officers of Holdco at the Initial Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Holdco.
ARTICLE II
EFFECTS OF THE MERGERS
          2.1. Conversion of Florida Rock Securities. At the Effective Time, by virtue of the Florida Rock Merger and without any action on the part of Holdco, Fresno Merger Sub, Florida Rock or the holders of any of the following securities:
               (a) Conversion of Florida Rock Common Stock. Each common share, par value $0.10 per share, of Florida Rock (“Florida Rock Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares (as defined in Section 2.1(b)) shall, subject to Sections 2.3 and 2.5(d), be converted into the right to receive the following consideration (the “Florida Rock Consideration”):
     (i) Each share of Florida Rock Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Cash Electing Florida Rock Share”) shall be converted into the right to receive $67.00 in cash without interest (the “Cash Consideration”), subject to adjustment in accordance with Section 2.1(d).
     (ii) Each share of Florida Rock Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 2.2 (each, a “Stock Electing Florida Rock Share” and, together with each Cash Electing Florida Rock Shares, an “Electing Florida Rock Share”) shall be converted into the right to receive 0.63 shares (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d), of validly issued, fully paid and non assessable shares of Holdco Common Stock (together with any cash in lieu of fractional shares of Holdco Common Stock to be paid pursuant to Section 2.5(d), the “Stock Consideration”).
     (iii) Each share of Florida Rock Common Stock other than shares of Florida Rock Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not revoked or lost pursuant to Section 2.2 (each, a “Non-Electing Florida Rock Share”) shall be converted into the right to receive the Cash Consideration or the Stock Consideration or a combination of both, subject to Section 2.3.

               (b) Florida Rock and Vulcan-Owned Shares. Each share of Florida Rock Common Stock owned by Florida Rock or Fresno Merger Sub (“Cancelled Shares”), in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto. Each share of Florida Rock Common Stock owned by Vulcan or any direct or indirect wholly owned Subsidiary of Florida Rock or Vulcan (the “Converted Shares” and, together with the Cancelled Shares, the “Excluded Shares”), in each case immediately prior to the Effective Time, shall be converted into the right to receive the Stock Consideration. The Stock Consideration paid pursuant to this Section 2.1(b) shall not be subject to proration under Section 2.3.
               (c) Conversion of Fresno Merger Sub Stock. Each share of common stock of Fresno Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non assessable share of Florida Rock Common Stock, as the surviving corporation in the Florida Rock Merger, following which, Florida Rock Surviving Corporation shall become a wholly owned Subsidiary of Holdco.
               (d) Adjustments. (i) If, after the date hereof and prior to the Effective Time, either (A) Vulcan pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Vulcan Common Stock (in each case, subject to the approval of Florida Rock pursuant to Section 4.2) or (B) Florida Rock pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Florida Rock Common Stock (in each case, subject to the approval of Vulcan pursuant to Section 4.1), then the Merger Consideration (as defined in Section 2.4(a)) and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Florida Rock Common Stock and Vulcan Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.
     (ii) If, after the date hereof and prior to the Effective Time, the representations and warranties of Florida Rock set forth in Section 3.1(b)(i) or 3.1(b)(iii) shall not be true and correct and Vulcan elects to do so, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Florida Rock Common Stock and Vulcan Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Exchange Ratio or other dependent item, as applicable; provided that no adjustments shall be made pursuant to this Section 2.1(d)(ii) if the failure of Sections 3.1(b)(i) and 3.1(b)(iii) to be true and correct results from the understatement in such Sections of the number of issued and outstanding shares of Florida Rock Common Stock and/or shares of Florida Rock Common Stock underlying Florida Rock Stock Options by not more than 10,000, in the aggregate.
          2.2. Florida Rock Election Procedures. (a) Not less than three business days prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 5.1(a)) pursuant to Section 5.1, Vulcan shall designate a bank or trust company reasonably acceptable to Florida Rock to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Florida Rock Common Stock (the “Florida Rock Certificates”) and shares of Florida Rock Common Stock represented by book-entry (“Florida Rock Book-Entry Shares”).
               (b) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Florida Rock Common Stock shall be entitled to specify the number of such holder’s shares of Florida Rock Common Stock (and, if such shares to which the election relates are represented by Florida Rock Certificates, such particular shares) with respect to which such holder makes a Cash Election or Stock Election.
               (c) Holdco shall prepare and file as an exhibit to the Form S-4 (as defined in Section 5.1(a)) a form of election (the “Form of Election”) in form and substance reasonably acceptable to Florida Rock. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Florida Rock Certificates shall pass only upon proper delivery of the Form of Election and any Florida Rock Certificates. Florida Rock shall mail the Form of Election with the Proxy Statement/Prospectus to all persons who are record holders of shares of Florida Rock Common Stock as of the record date for the Florida Rock Shareholders Meeting (as defined in Section 5.1(b)). The Form of Election shall be used by each record holder of shares of Florida Rock Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Florida Rock Common Stock held by such holder. Florida Rock shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of shares of Florida Rock Common Stock during the period between the record date for the Florida Rock Shareholders Meeting and the Election Date.
               (d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (1) the date of the Florida Rock Shareholders Meeting or (2) if the Closing Date is more than four business days following the Florida Rock Shareholders Meeting, two business days preceding the Closing Date, or (3) such other date as the parties mutually agree (the “Election Date”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Florida Rock Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Florida Rock (or by an appropriate guarantee of delivery of such Florida Rock Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that such Florida Rock Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Florida Rock Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Florida Rock Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of Florida Rock, unless and until such Cash Election or Stock Election is properly revoked.
               (e) Vulcan and Florida Rock shall publicly announce the anticipated Election Date at least five business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Vulcan and Florida Rock shall promptly announce any such delay and, when determined, the rescheduled Election Date.
               (f) Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Florida Rock Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked with respect to shares of Florida Rock Common Stock represented by Florida Rock Certificates, Florida Rock Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.
               (g) The determination of the Exchange Agent (or the joint determination of Vulcan and Florida Rock, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Vulcan and Florida Rock jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Vulcan, after Vulcan’s reasonable consultation with Florida Rock, make any rules as are consistent with this Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.
          2.3. Florida Rock Proration. Notwithstanding anything in this Agreement to the contrary (but subject to Sections 2.1(b) and 2.4):
               (a) The Cash Percentage (as defined below) of the shares of Florida Rock Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time (such number, the “Cash Cap Number”) shall be converted into the right to receive the Cash Consideration, and all other shares of Florida Rock Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Stock Consideration. The “Cash Percentage” shall be equal to 70%, subject to adjustment as provided in Section 2.1(d).
               (b) If the aggregate number of Cash Electing shares of Florida Rock Common Stock (such number, the “Cash Election Number”) exceeds the Cash Cap Number, then (i) all Stock Electing Florida Rock Shares and Non-Electing Florida Rock Shares shall be converted into the right to receive the Stock Consideration and (ii) the number of Cash Electing Florida Rock Shares of each shareholder of Florida Rock that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Electing Florida Rock Shares of such shareholder by (B) a fraction, the numerator of which is the Cash Cap Number and the denominator of which is the Cash Election Number, with the remaining number of such holder’s Cash Electing Florida Rock Shares being converted into the right to receive the Stock Consideration.

               (c) If the Cash Election Number is less than the Cash Cap Number (such difference between the Cash Election Number and Cash Cap Number, the “Shortfall Number”), then (x) all Cash Electing Florida Rock Shares shall be converted into the right to receive the Cash Consideration and (y) the Stock Electing Florida Rock Shares and Non-Electing Florida Rock Shares shall be treated in the following manner:
     (i) if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Florida Rock Shares, then (x) all Stock Electing Florida Rock Shares shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Florida Rock Shares of each shareholder of Florida Rock shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Electing Florida Rock Shares equal to the product obtained by multiplying (1) the number of Non-Electing Florida Rock Shares of such shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Florida Rock Shares, with the remaining number of such holder’s Non-Electing Florida Rock Shares being converted into the right to receive the Stock Consideration; or
     (ii) if the Shortfall Number exceeds the aggregate number of Non-Electing Florida Rock Shares, then (x) all Non-Electing Florida Rock Shares shall be converted into the right to receive the Cash Consideration and (y) the number of Stock Electing Florida Rock Shares of each shareholder of Florida Rock that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Electing Florida Rock Shares of such shareholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Florida Rock Shares, and the denominator of which is the aggregate number of Stock Electing Florida Rock Shares, with the remaining number of such holder’s Stock Electing Florida Rock Shares being converted into the right to receive the Stock Consideration.
          2.4. Conversion of Vulcan Securities. At the Initial Effective Time, by virtue of the Vulcan Merger and without any action on the part of Holdco, Virginia Merger Sub, Vulcan or the holders of any of the following securities:
               (a) Conversion of Vulcan Common Stock. Each share of common stock, par value $1.00 per share, of Vulcan (“Vulcan Common Stock”) issued and outstanding immediately prior to the Initial Effective Time (other than any shares cancelled pursuant to Section 2.4(b)) shall be converted into the right to receive one validly issued, fully paid and non assessable share of Holdco Common Stock (the “Vulcan Consideration” and, together with the Florida Rock Consideration, the “Merger Consideration”).
               (b) Vulcan and Florida Rock-Owned Shares. Each share of Vulcan Common Stock owned by Vulcan immediately prior to the Initial Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto. Each share of Vulcan Common Stock owned by Florida Rock or any direct or indirect wholly owned Subsidiary of Florida Rock or Vulcan, in each case immediately prior to the Initial Effective Time, shall be converted into the right to receive the Vulcan Consideration.

               (c) Conversion of Virginia Merger Sub Stock. Each share of common stock of Virginia Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into one fully paid and non assessable share of Vulcan Common Stock, as the surviving corporation in the Vulcan Merger, following which, the Vulcan Surviving Corporation shall become a wholly owned Subsidiary of Holdco.
               (d) Cancellation of Holdco Common Stock. Each share of Holdco Common Stock held by Vulcan immediately prior to the Initial Effective Time shall be cancelled, and no consideration shall be paid with respect thereto.
               (e) Exchange of Certificates. Certificates that immediately prior to the Initial Effective Time represented shares of Vulcan Common Stock (the “Vulcan Certificates” and, together with the Florida Rock Certificates, the “Certificates”) and shares of Vulcan Common Stock represented by book-entry (“Vulcan Book-Entry Shares” and, together with the Florida Rock Book-Entry Shares, the “Book-Entry Shares”) shall be exchanged in accordance with Section 2.5.
          2.5. Exchange of Certificates.
               (a) Deposit of Merger Consideration. (i) As of and from time to time after the Effective Time, Holdco shall deposit with the Exchange Agent, for the benefit of the shareholders of Florida Rock and Vulcan, (A) certificates or, at Holdco’s option, evidence of shares in book entry form, representing shares of Holdco Common Stock in denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of shares of Florida Rock Common Stock for which Florida Rock Certificates or Florida Rock Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such certificates (or evidence of book-entry form, as the case may be) for shares of Holdco Common Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”
     (ii) The Exchange Agent shall invest any cash deposited with the Exchange Agent by Holdco as directed by Holdco, provided that no such investment or losses thereon shall affect the Cash Consideration payable to holders of shares of Florida Rock Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and Holdco and Vulcan shall promptly provide additional funds to the Exchange Agent for the benefit of holders of shares of Florida Rock Common Stock entitled to receive such consideration in the amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to Holdco or Vulcan, as Holdco directs.
               (b) Exchange Procedures. (i) As soon as reasonably practicable after the Effective Time, Holdco shall cause to be mailed to (x) each record holder, as of the Effective Time, of Non-Electing Florida Rock Shares (such holders, “Non-Electing Florida Rock Holders”) subject to Section 2.3 above, and (y) each record holder, as of the Effective Time, of shares of Vulcan Common Stock (such holders, “Former Vulcan Holders” and such shares, “Former Vulcan Shares”)): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Non-Electing Florida Rock Shares or Former Vulcan Shares, as the case may be, shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Holdco may specify and shall be reasonably acceptable to Florida Rock.
     (ii) (x) Each former shareholder of Florida Rock who properly made and did not revoke a Cash Election or Stock Election shall be entitled to receive in exchange for such shareholder’s Electing Florida Rock Shares the following as specified in clauses (A) and (B), and (y) upon surrender by a Non-Electing Florida Rock Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Florida Rock Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of Holdco Common Stock, if any, into which such holder’s shares of Florida Rock Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Florida Rock Common Stock to which an election or non-election of the same type were made), and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.5(g)) equal to (I) the amount of cash (including the Cash Consideration and cash in lieu of fractional interests in shares of Holdco Common Stock to be paid pursuant to Section 2.5(d)), if any, into which such holder’s shares of Florida Rock Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.5(c).
     (iii) Upon surrender by a Former Vulcan Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Vulcan Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of Holdco Common Stock into which such holder’s shares of Vulcan Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.5(g)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.5(c).
     (iv) If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Florida Rock Common Stock or Vulcan Common Stock, as the case may be, represented by the Certificate pursuant to this Article II.
     (v) No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to shares of Florida Rock Common Stock converted in the Florida Rock Merger and shares of Vulcan Common Stock converted in the Vulcan Merger.
     (vi) At the Effective Time and the Initial Effective Time, respectively, the stock transfer books of Florida Rock and Vulcan shall be closed, and thereafter there shall be no further registration of transfers of shares of Florida Rock Common Stock or Vulcan Common Stock, respectively, that were outstanding prior to the Effective Time and the Initial Effective Time, respectively. After the Effective Time and the Initial Effective Time, respectively, Certificates or Book-Entry Shares presented to Florida Rock or Vulcan for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Holdco Common Stock issuable with respect to the shares of Florida Rock Common Stock or Vulcan Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Holdco Common Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Holdco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Holdco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

               (d) No Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing Florida Rock Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Holdco. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Holdco shall pay each holder of Florida Rock Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Florida Rock Common Stock held at the Effective Time and for which an election or non-election of the same type was made by such holder) would otherwise be entitled, by (b) the closing price on the New York Stock Exchange, Inc. (“NYSE”) for a share of Vulcan Common Stock on the last trading day immediately preceding the Effective Time.
               (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the shareholders of Florida Rock and Vulcan on the first anniversary of the Effective Time shall be delivered to Holdco, upon demand by Holdco, and any shareholders of Florida Rock or Vulcan who have not theretofore complied with this Article II shall thereafter look only to Holdco for payment of their claim for any part of the Merger Consideration, any cash in lieu of fractional shares of Holdco Common Stock and any dividends or distributions with respect to Holdco Common Stock.
               (f) No Liability. None of Vulcan, Florida Rock or Holdco shall be liable to any holder of shares of Florida Rock Common Stock or Vulcan Common Stock for cash or shares of Holdco Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
               (g) Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Florida Rock Common Stock or shares of Vulcan Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Florida Rock Common Stock or shares of Vulcan Common Stock in respect of which such deduction and withholding was made by Holdco or the Exchange Agent.
          2.6. Florida Rock Options and Other Stock-Based Awards. The Board of Directors of Florida Rock or the appropriate committee thereof shall take all action necessary so that:
               (a) Effective as of at least ten (10) business days prior to the Election Date, Florida Rock shall cause each option or other right to acquire Florida Rock Common Stock under any Florida Rock Stock Plan (as defined in Section 3.1(b)) (a “Florida Rock Stock Option”), to become fully vested and exercisable. In connection therewith, Florida Rock shall provide written notice to each holder of a Florida Rock Stock Option, that (i) such Florida Rock Stock Option shall be, as at the date of such notice, exercisable in full, (ii) such Florida Rock Stock Option shall terminate at the Effective Time and (iii) if such Florida Rock Stock Option is not exercised or otherwise terminated on or before the fourth business day prior to the Election Date, such Florida Rock Stock Option shall be treated as set forth in Section 2.6(b) below.
               (b) Each Florida Rock Stock Option that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option to acquire shares of Florida Rock Common Stock and shall instead represent the right to receive a cash amount equal to the Option Consideration for each share of Florida Rock Common Stock then subject to such Florida Rock Stock Option, which Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Holdco and the Exchange Agent shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Florida Rock Common Stock issuable under a particular Florida Rock Stock Option, an amount equal to the excess, if any, of (i) the Cash Consideration over (ii) the exercise price payable in respect of such share of Florida Rock Common Stock issuable under such Florida Rock Stock Option.
               (c) Each stock unit in respect of a share of Florida Rock Common Stock under any Florida Rock Stock Plan (the “Florida Rock Stock Units”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into a number of stock units in respect of Holdco Common Stock equal to the number of shares of Florida Rock Common Stock underlying the Florida Rock Stock Units immediately prior to the Effective Time multiplied by the Exchange Ratio. At and after the Effective Time, the Florida Rock Stock Units shall continue to be payable or distributable in accordance with the terms of the Director Stock Purchase Plan and any individual agreement relating to such Florida Rock Stock Units, subject to the requirements of Section 409A of the Code.
               (d) Prior to the Effective Time, Florida Rock shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 2.6, including amending the terms of the Florida Rock Stock Plan, and (ii) to ensure that no individual shall have the right to receive any Florida Rock Common Stock in connection with the exercise of a Florida Rock Stock Option or settlement of a Florida Rock Stock Unit following the Effective Time. Florida Rock shall keep Vulcan fully informed, with respect to all amendments, resolutions, notices and actions that Vulcan intends to adopt, distribute or take in connection with the matters described in this Section 2.6, and shall provide Vulcan with a reasonable opportunity to review and comment on all such amendments, resolutions and notices.
          2.7. Vulcan Options and Other Stock-Based Awards. The Board of Directors of Vulcan or the appropriate committee thereof shall take all action necessary so that:
               (a) Each option or other right to acquire Vulcan Common Stock under any Vulcan Stock Plan (as defined in Section 3.2(b)) (a “Vulcan Stock Option”), and each stock appreciation right with respect to Vulcan Common Stock under any Vulcan Stock Plan (a “Vulcan SAR”) which is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, as of the Initial Effective Time, cease to represent an option on, stock appreciation right with respect to, or other right to acquire, shares of Vulcan Common Stock and shall instead represent the right to purchase (in the case of Vulcan Stock Options) or a stock appreciation right with respect to (in the case of Vulcan SARs) a number of shares of Holdco Common Stock equal to the number of shares of Vulcan Common Stock subject to such Vulcan Stock Option or Vulcan SAR immediately prior to the Initial Effective Time. The exercise price or base price per share of Holdco Common Stock subject to any such Vulcan Stock Option or Vulcan SAR at and after the Initial Effective Time shall be equal to the exercise price or base price per share of Vulcan Common Stock subject to such Vulcan Stock Option or Vulcan SAR prior to the Initial Effective Time.
               (b) Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Vulcan Common Stock (the “RSUs”) which is outstanding under any Vulcan Stock Plan or otherwise (including any RSUs held in participant accounts under any employee benefit or compensation plan or arrangement of Vulcan) immediately prior to the Initial Effective Time shall, as of the Initial Effective Time, be converted into a number of restricted stock units in respect of shares of Holdco Common Stock, equal to the number of shares underlying RSUs held by the grantee immediately prior to the Initial Effective Time.
          2.8. Stock Plans. Following the Closing Date, Holdco may grant equity awards under the Vulcan Stock Plans and the Florida Rock Stock Plans to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the NYSE rules.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          3.1. Representations and Warranties of Florida Rock. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Florida Rock to Vulcan concurrently herewith (the “Florida Rock Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Florida Rock Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Florida Rock Disclosure Letter to which the relevance of such information is reasonably apparent) or (y) as disclosed in the Florida Rock SEC Documents filed prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive, or forward looking in nature), Florida Rock represents and warrants to Vulcan as follows:
               (a) Organization, Standing and Power. Each of Florida Rock and its Significant Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Florida Rock. The Florida Rock Charter and Florida Rock Bylaws, copies of which have been made available to Vulcan, are true, complete and correct copies of such documents as in effect on the date hereof. As used in this Agreement:

     (i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (B) a majority of the stock or other equity interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided that the joint venture between Florida Rock and Patriot Transportation Holding, Inc. (“Patriot”) shall be considered a Subsidiary of Florida Rock for purposes of this Agreement.
     (ii) a “Significant Subsidiary” means any Subsidiary of Florida Rock or Vulcan, as the case may be, that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); and
     (iii) the term “material adverse effect” means, with respect to any party hereto, a material adverse effect on the financial condition, businesses or results of operations of such party and its Subsidiaries taken as a whole; provided that, for purposes of this clause (iii) the following shall not be deemed to have a “material adverse effect”: any change or event caused by or resulting from (A) changes, in prevailing economic or market conditions or the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (B) changes or events, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (C) changes in generally accepted accounting principles (“GAAP”) applicable to such entity and its Subsidiaries, (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (E) the announcement of this Agreement, (F) the impact of changes in the housing or commercial building markets in the State of Florida, whether occurring prior to or after the date of this Agreement, (G) any weather-related or other force majeure event (except to the extent those events have a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), or (H) any developments (including adverse judgments) in the litigation matter set forth on Schedule 3.1(a)(iii) of the Florida Rock Disclosure Letter.
     (iv) Notwithstanding the foregoing, solely with respect to Sections 5.3 and 6.2(d) of this Agreement, “material adverse effect” with respect to Florida Rock shall mean, a disposition (or commitment to do same) of Vulcan or Florida Rock assets or businesses (subject to the remainder of this paragraph) that, individually or in the aggregate, generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) equal to or greater than $18.5 million in 2006. If Vulcan swaps an asset or business of Florida Rock or Vulcan for an asset or business of a third-party, or enters into an agreement to effect such a swap, then in determining whether there has been a material adverse effect on Florida Rock’s aggregates business, to the extent that the EBITDA of the Vulcan or Florida Rock property so disposed of exceeds the EBITDA of the third party property received in return, the difference between the EBITDA of such properties shall be added to the total of disposed EBITDA, and to the extent that the EBITDA of the Vulcan or Florida Rock property so disposed of is less than the EBITDA of the third party property received in return, the difference between the EBITDA of such properties shall be subtracted from the total of disposed EBITDA. If Vulcan sells or otherwise disposes of a Vulcan asset or business pursuant to Section 5.3 (other than swaps, which shall be treated as above), then the EBITDA for the corresponding asset or business of Florida Rock that is closest to the Vulcan asset or business so sold or disposed of shall be considered for purposes of determining whether there has been a material adverse effect on Florida Rock’s aggregates business.
               (b) Capital Structure. (i) The authorized capital stock of Florida Rock consists of 150,000,000 shares of Florida Rock Common Stock and 10,000,000 preferred shares, no par value per share (the “Florida Rock Preferred Stock”), of which 500,000 shares of Florida Rock Preferred Stock are designated Series A Junior Participating Preferred Stock, par value $0.01 per share. As of the close of business on February 8, 2007, (A) 65,809,776 shares of Florida Rock Common Stock were issued (including shares held in treasury), 3,838,702 shares of Florida Rock Common Stock were subject to issuance upon the exercise or payment of outstanding Florida Rock Stock Options, 576,656 shares of Florida Rock Common Stock were reserved for issuance upon the exercise or payment of stock options, stock units or other awards or pursuant to any plans of Florida Rock under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part on the value of, Florida Rock Common Stock, may be conferred on any individual or entity (such stock options, units and other awards and plans, collectively, the “Florida Rock Stock Plans”), and 396,002 shares of Florida Rock Common Stock were held by Florida Rock in its treasury or by its Subsidiaries, and (B) no shares of Florida Rock Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Florida Rock Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the FBCA, non assessable and are not subject to preemptive rights.
     (ii) No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Florida Rock are issued or outstanding.
     (iii) Except for (A) this Agreement, (B) Florida Rock Stock Options that represented, as of February 8, 2007, the right to acquire up to an aggregate of 3,838,702 shares of Florida Rock Common Stock, and (C) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Florida Rock or any Subsidiary of Florida Rock is a party or by which it or any such Subsidiary is bound obligating Florida Rock or any Subsidiary of Florida Rock to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Florida Rock or of any Subsidiary of

Florida Rock or obligating Florida Rock or any Subsidiary of Florida Rock to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Florida Rock or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Florida Rock or any of its Subsidiaries, or (B) pursuant to which Florida Rock or any of its Subsidiaries is or could be required to register shares of Florida Rock Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof as permitted by Section 4.1. All Florida Rock Stock Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Florida Rock Common Stock on the date of grant and no Florida Rock Stock Option has been extended, amended or repriced since the date of grant.
     (iv) Since February 8, 2007, except as permitted by Section 4.1, Florida Rock has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Florida Rock or any of its Subsidiaries, other than pursuant to and as required by the terms of the Florida Rock Stock Plans and any employee stock options and other awards issued under the Florida Rock Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Florida Rock Subsidiaries, any shares of capital stock of Florida Rock or any of its Subsidiaries; or (C) declared, set aside, made or paid to the shareholders of Florida Rock dividends or other distributions on the outstanding shares of capital stock of Florida Rock, other than regular quarterly cash dividends on the Florida Rock Common Stock at an amount per share not in excess of the regular quarterly cash dividend most recently declared by Florida Rock prior to the date hereof.
               (c) Authority. (i) Florida Rock has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Florida Rock Merger to the approval of this Agreement by the Required Florida Rock Vote (as defined in Section 3.1(n)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Florida Rock, subject in the case of the consummation of the Florida Rock Merger to the approval of this Agreement by the Required Florida Rock Vote. This Agreement has been duly executed and delivered by Florida Rock and constitutes a valid and binding obligation of Florida Rock, enforceable against Florida Rock in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Florida Rock Charter, Florida Rock Bylaws or equivalent governing documents of any Significant Subsidiary of Florida Rock, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Florida Rock or any Subsidiary of Florida Rock or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Florida Rock or (y) prevent, materially delay or materially impede Florida Rock’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or self-regulatory organization (a “Governmental Entity”) is required by or with respect to Florida Rock or any Subsidiary of Florida Rock in connection with the execution and delivery of this Agreement by Florida Rock or the consummation by Florida Rock of the transactions contemplated hereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Florida Rock or (y) prevent, materially delay or materially impede Florida Rock’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement/Prospectus, (B) the filing of the Florida Rock Articles of Merger with the applicable Governmental Entities required by the FBCA, and (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
               (d) SEC Documents. Florida Rock has filed all required reports, schedules, registration statements and other documents with the SEC since September 30, 2004 (the “Florida Rock SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Florida Rock SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Florida Rock SEC Documents, and none of the Florida Rock SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Florida Rock included in the Florida Rock SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Florida Rock and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Florida Rock SEC Documents.
               (e) Undisclosed Liabilities. Except for (i) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of Florida Rock included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to Florida Rock, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Florida Rock and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Florida Rock’s financial statements in accordance with GAAP.
               (f) Compliance with Applicable Laws and Reporting Requirements. (i) Florida Rock and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Florida Rock and its Subsidiaries, taken as a whole (the “Florida Rock Permits”), and Florida Rock and its Subsidiaries are and for the two years preceding the date hereof have been in compliance with the terms of the Florida Rock Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a material adverse effect on Florida Rock. The businesses of Florida Rock and its Subsidiaries are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Florida Rock. No investigation by any Governmental Entity with respect to Florida Rock or any of its Subsidiaries is pending or, to the knowledge of Florida Rock, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Florida Rock.
     (ii) Florida Rock and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Florida Rock (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Florida Rock in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Florida Rock’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Florida Rock’s auditors and the audit committee of Florida Rock’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Florida Rock’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Florida Rock’s internal controls over financial reporting.
               (g) Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Florida Rock, threatened, against or affecting Florida Rock or any Subsidiary of Florida Rock that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Florida Rock, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Florida Rock or any Subsidiary of Florida Rock having or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Florida Rock or on Holdco after the Effective Time.
               (h) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Florida Rock:
          (1) Each of Florida Rock and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Florida Rock’s most recent consolidated financial statements;
          (2) Florida Rock and each of its Subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties;
          (3) Florida Rock and each of its Subsidiaries has withheld and paid over to the relevant taxing authority all sales, use or other Taxes collected with respect to payments received from customers or other third parties;
          (4) Neither Florida Rock nor, to Florida Rock’s knowledge, any of its Subsidiaries, has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding (“proceedings”) against, or with respect to any Taxes of, Florida Rock or any of its Subsidiaries, and no such proceedings are currently pending;
          (5) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Florida Rock or any of its Subsidiaries that have not been finally resolved and paid in full;
          (6) Neither Florida Rock nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

          (7) No claim has been made in writing by any Governmental Entity in a jurisdiction in which Florida Rock or any of its Subsidiaries does not file a Tax Return that Florida Rock or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;
          (8) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings) upon any of the assets of Florida Rock or any of its Subsidiaries;
          (9) Neither Florida Rock nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Florida Rock and its Subsidiaries and other than customary tax indemnifications contained in credit or similar agreements), under which Holdco, Florida Rock Surviving Corporation or any of their Subsidiaries could be liable, following the Effective Date, for the Tax liability of another entity;
          (10) Neither Florida Rock nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Florida Rock) or (B) has any liability for the Taxes of any person (other than Florida Rock or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;
          (11) Neither Florida Rock nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;
          (12) Neither Florida Rock nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1); and
          (13) As of the date of this Agreement, neither Florida Rock nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent (i) the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code or (ii) the Vulcan Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (ii) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties and additions to tax and interest thereon.
     (iii) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.
               (i) Certain Agreements. Except for this Agreement, neither Florida Rock nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $1.0 million or more per annum, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that limits the ability of Florida Rock or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Florida Rock and its Subsidiaries taken as a whole, (iv) that relates to the sale of products by Florida Rock or any of its Subsidiaries which have not been performed by Florida Rock or its applicable Subsidiaries and for which a performance obligation that is material to Florida Rock and its Subsidiaries, taken as a whole, would remain after the Effective Time, (v) in the case of an Employee Benefit Plan of Florida Rock, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) that has as its subject matter an Affiliate Transaction (as defined in Section 3.1(v)), or (vii) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.1(i) (collectively referred to herein as the “Florida Rock Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Florida Rock. Neither Florida Rock nor any of its Subsidiaries has, and to the knowledge of Florida Rock, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Florida Rock Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Florida Rock.
               (j) Benefit Plans. For purposes hereof, the following terms shall have the following meaning:
               “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA or under Section 412 of the Code as a result of failure to comply with the minimum funding requirements, (iii) under Section 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.
               “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Florida Rock or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Florida Rock or any of its Subsidiaries or to which Florida Rock or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, severance, employment, change of control or fringe benefit plan, program or agreement.
               “Employment Agreement” means a contract, offer letter or agreement of Florida Rock or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee, director or consultant pursuant to which Florida Rock or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
               “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
               “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
               “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
     (i) Section 3.1(j)(i) of the Florida Rock Disclosure Letter includes a complete list and description of all Employee Benefit Plans and all Employment Agreements.
     (ii) With respect to each material Employee Benefit Plan, Florida Rock has made available to Vulcan a true and correct copy of each writing constituting a part of such Employee Benefit Plan, including (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) such Employee Benefit Plan, (C) each trust agreement relating to such Employee Benefit Plan, if any, (D) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to an Employee Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any Employee Benefit Plan qualified under Section 401(a) of the Code, if any.
     (iii) Section 3.1(j)(iii) to the Florida Rock Disclosure Letter identifies each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. Section 3.1(j)(iii) to the Florida Rock Disclosure Letter identifies each Employee Benefit Plan that is intended to meet the requirements of Code Section 501(c)(9), and each such plan meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).
     (iv) All contributions required to be made to any Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full (except where Florida Rock’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax).
     (v) With respect to each Employee Benefit Plan, Florida Rock and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien on the assets of Florida Rock or any of its Subsidiaries under ERISA or the Code.
     (vi) With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Employee Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Employee Benefit Plans (whether or not vested), based on the most recently available actuarial report with respect to such Employee Benefit Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Employee Benefit Plan and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of

ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Benefit Plan.
     (vii) Except as set forth in Section 3.1(j)(vii) of the Florida Rock Disclosure Letter: (A) no Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (B) none of Florida Rock or any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (C) none of Florida Rock or any of its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Employee Benefit Plan that is a Multiemployer Plan, except as set forth in Section 3.1(j)(vii) of the Florida Rock Disclosure Letter: (x) if Florida Rock or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred; and (y) none of Florida Rock and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Employee Benefit Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.
     (viii) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Florida Rock or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Florida Rock nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
     (ix) Section 3.1(j)(ix) to the Florida Rock Disclosure Letter sets forth each Employee Benefit Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of Florida Rock or any of its Subsidiaries, or could limit the right of Florida Rock or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan, Employment Agreement or trust. Except as set forth in Section 3.1(j)(ix) of the Florida Rock Disclosure Letter, neither Florida Rock nor any of its Subsidiaries is a party to any plan, program, agreement, arrangement, or policy that would result, separately or in the aggregate, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Florida Rock or any of its Subsidiaries or that could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code. No Employee Benefit Plan or Employment Agreement provides for a tax gross-up with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

     (x) To Florida Rock’s knowledge, none of Florida Rock and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, Florida Rock, any of its Subsidiaries or any person that Florida Rock or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
     (xi) There are no pending or, to Florida Rock’s knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Florida Rock’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which could reasonably be expected to result in any material liability of Florida Rock or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Employee Benefit Plan or any participant in an Employee Benefit Plan.
     (xii) Neither Florida Rock nor any of its Subsidiaries has any liability for life, or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Florida Rock or any of its Subsidiaries.
     (xiii) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated in material compliance with Section 409A of the Code since September 30, 2004, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii) (A) the proposed regulations issued thereunder or (b) Internal Revenue Service Notice 2005-1.
               (k) Subsidiaries. Exhibit 21 to Florida Rock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 filed with the SEC prior to the date hereof includes all the Subsidiaries of Florida Rock that are Significant Subsidiaries. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Florida Rock or by another Subsidiary of Florida Rock are fully paid and nonassessable and are owned by Florida Rock or a Subsidiary of Florida Rock free and clear of any Lien.
               (l) Absence of Certain Changes or Events. Since December 31, 2006, (i) Florida Rock and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on Florida Rock.
               (m) Board Approval; Florida Rock Rights Agreement. (i) The Board of Directors of Florida Rock, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Florida Rock Board Approval”), has (A) adopted this

Agreement, (B) recommended that the shareholders of Florida Rock approve this Agreement and directed that such matter be submitted for consideration by Florida Rock shareholders at the Florida Rock Shareholders Meeting (as defined in Section 5.1(b)), and (C) approved the Support Agreement. The Florida Rock Board Approval constitutes approval of this Agreement and the Florida Rock Merger for purposes of Section 901 of the FBCA such that no other action or approval of the Board of Directors of Florida Rock or any person is needed to exempt this Agreement, the Support Agreement, the Florida Rock Merger or the other transactions contemplated hereby from the restrictions of Section 901 of the FBCA and of any other transaction effected by Vulcan or any of its affiliates for purposes of Section 901 of the FBCA. To the knowledge of Florida Rock, except for Section 901 of the FBCA (which have been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation (including Section 902 of the FBCA) is applicable to this Agreement, the Florida Rock Merger, or the other transactions contemplated hereby.
     (ii) Florida Rock has taken all actions necessary to render the rights issued pursuant to the Rights Agreement, dated as of May 5, 1999, by and between Florida Rock and First Union National Bank (the “Florida Rock Rights Agreement”) inapplicable to this Agreement, the Florida Rock Merger, the Support Agreement and the transactions contemplated hereby and thereby.
               (n) Vote Required. Assuming that the representations and warranties of Vulcan set forth in Section 3.2(b)(v) are true and correct, the affirmative vote of the holders of a majority of the outstanding shares of Florida Rock Common Stock to approve this Agreement (the “Required Florida Rock Vote”) is the only vote of the holders of any class or series of Florida Rock capital stock necessary to approve this Agreement and the transactions contemplated hereby.
               (o) Properties. (i) Other than with respect to the Real Properties (which are addressed in clauses (ii)-(v) of this Section 3.1(o)), Florida Rock or one of its Subsidiaries (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Florida Rock SEC Documents as being owned by Florida Rock or one of its Subsidiaries or acquired after the date thereof that are material to Florida Rock’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of Florida Rock (such Liens in clauses (1) through (3), “Florida Rock Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Florida Rock SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any default thereunder by the lessee or, to Florida Rock’s knowledge, the lessor.

     (ii) Except as would not reasonably be expected to have a material adverse effect on Fresno, Florida Rock or one of its Subsidiaries has good and marketable either fee simple or leasehold (as the case may be) title to all the real properties (the “Real Properties”) occupied, used or held for use in Florida Rock’s business or reflected in the latest audited balance sheet included in the Florida Rock SEC Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Liens and Encumbrances other than Florida Rock Permitted Liens and Florida Rock Permitted Encumbrances. All aspects of the Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Florida Rock Permitted Encumbrances, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Florida Rock Permitted Encumbrances, except in each case where the failure to comply or the default would not reasonably be expected to have a material adverse effect on Florida Rock.
     (iii) Each of the leases and subleases pursuant to which Florida Rock or any of its Subsidiaries leases the leased Real Properties (the “Real Property Leases”) is valid, binding and in full force and effect without default thereunder by the lessee or, to Florida Rock’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a material adverse effect on Florida Rock. True and complete copies of all Real Property Leases that are material to Florida Rock have been provided by Florida Rock to Vulcan prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of Florida Rock, threatened suit, action or proceeding with respect to any leased property that is material to Florida Rock which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant. As used herein, the term “lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.
     (iv) Except as would not reasonably be expected to have a material adverse effect on Florida Rock, all buildings, structures, improvements and fixtures located on or within the Real Property, and all other aspects of the Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.
     (v) As used herein, the term “Encumbrance” shall mean any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature. As used herein, the term “Florida Rock Permitted Encumbrances” means easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not materially and adversely impact the use of the applicable Real Property in the business as currently operated or otherwise materially and adversely impair Florida Rock’s business operations at such location (as currently operated).
               (p) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Florida Rock, (i) Florida Rock or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Florida Rock Permitted Liens or have a valid license to use all material patents, inventions, copyrights, software, trademarks, service marks, domain names, trade names, know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Florida Rock Intellectual Property”) necessary to carry on their business as currently conducted, (ii) the Florida Rock Intellectual Property does not infringe, imitate, misappropriate, dilute, violate or otherwise derogate or make unauthorized use of (“Infringe”) the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Florida Rock, no facts or circumstances exist that would affect the validity, substance or existence of, or Florida Rock’s rights in, the Florida Rock Intellectual Property, (iv) Florida Rock and its Subsidiaries have taken reasonable actions to protect and maintain the Florida Rock Intellectual Property, including Florida Rock Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Florida Rock, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Florida Rock Intellectual Property, nor does Florida Rock know of any valid basis therefor.
               (q) Environmental Matters. Except as would not reasonably be expected to result in any liability that would be material to Florida Rock and its Subsidiaries, taken as a whole:
     (i) Florida Rock and its Subsidiaries hold, and are in compliance with all applicable permits, licenses, registrations and other governmental authorizations (“Environmental Permits”) required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for Florida Rock to conduct its operations, and are in compliance with all applicable Environmental Laws and, to the knowledge of Florida Rock, there is no condition that would reasonably be expected to result in a violation of applicable Environmental Laws or applicable Environmental Permits in the future. To Florida Rock’s knowledge, Florida Rock and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and Florida Rock has no

knowledge of any pending or threatened Environmental Claim. Neither Florida Rock nor any of its Subsidiaries has released any hazardous or toxic substance regulated as such under Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, silica, arsenic, polychlorinated biphenyls, radon or any other material that is regulated pursuant to any Environmental Laws or that would reasonably be expected to result in liability under any Environmental Laws (collectively, “Hazardous Materials”) at, on, from or under any of the properties or facilities currently or formerly owned or leased by Florida Rock or its Subsidiaries, in violation of any Environmental Laws.
     (ii) To Florida Rock’s knowledge, there are no significant and substantial mining safety or health hazards, as defined under the Federal Mine Safety & Health Act of 1977 (“MSHA”) at any of the real properties owned or leased by Florida Rock or any of its Subsidiaries, or similar safety or health hazards at any such property arising under the Occupational Safety and Health Act of 1970 (“OSHA”) or any other federal, state or local law similar to MSHA or OSHA, which would reasonably be expected to result in Florida Rock and its Subsidiaries incurring any liability.
               (r) Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to Florida Rock or any of its Subsidiaries, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Florida Rock, threatened against Florida Rock or any of its Subsidiaries, (ii) no union organizing campaign with respect to the employees of Florida Rock or its Subsidiaries is underway or, to Florida Rock’s knowledge, threatened, (iii) there is no unfair labor practice charge or complaint against Florida Rock or its Subsidiaries pending or, to the knowledge of Florida Rock, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to Florida Rock or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Section 3.1(r) of the Florida Rock Disclosure Letter sets forth a complete list of each collective bargaining agreement to which Florida Rock or any of its subsidiaries is a party (the “Collective Bargaining Agreements”).
               (s) Information Supplied. None of the information supplied or to be supplied by Florida Rock for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Florida Rock Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus relating to the Florida Rock Shareholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Florida Rock with respect to statements made or incorporated by reference therein based on information supplied by Vulcan for inclusion or incorporation by reference in the Proxy Statement/Prospectus.
               (t) Insurance. Florida Rock’s self-insurance retention levels are accurately disclosed in Footnote 1 to the Consolidated Financial Statements included in Florida Rock’s 2006 Annual Report included in the Florida Rock SEC Documents, and Florida Rock maintains umbrella policies providing $150 million of coverage above the self-insurance retention level. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Florida Rock, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Florida Rock nor any of its Subsidiaries is in breach or default, and neither Florida Rock nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Florida Rock, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.
               (u) Customers. Prior to the date hereof, Florida Rock has furnished to Vulcan a list of the ten largest customers of Florida Rock (on a consolidated basis) for the calendar year ended December 31, 2006 and the percentage of consolidated volume attributable to such customer.
               (v) Related-Party Transactions. (i) Except for passive ownership of less than five percent (5%) of the outstanding stock of any publicly traded entity, no member of the Baker Group owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, (x) any business that competes, directly or indirectly, with Florida Rock or its affiliates, or (y) any lessor, lessee, customer or supplier of Florida Rock. No officer or director of Florida Rock or any member of the Baker Group has any interest in any tangible or intangible assets or real or personal property used in or pertaining to the business of Florida Rock.
     (ii) Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Florida Rock SEC Document, Schedule 3.1(v)(ii) sets forth a correct and complete list of the contracts or arrangements under which Florida Rock has any existing or future liabilities of the type required to be reported by Florida Rock pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between Florida Rock or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of Florida Rock or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Florida Rock Common Stock, or (C) any Affiliate of any such officer, director or owner, since September 30, 2005, and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. Florida Rock has provided or made available to Vulcan correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

     (iii) Each of the Florida Rock Contracts between Florida Rock or any of its Subsidiaries, on the one hand, and Patriot, on the other hand, contains terms that are in the aggregate no less favorable to Florida Rock than could be obtained from third parties in Patriot’s industry or are cancelable on one day’s notice; it being understood that the foregoing representation shall not be read to include any Real Property Leases.
               (w) Plants and Equipment. To Florida Rock’s knowledge, the plants, structures and equipment necessary for the continued operation of Florida Rock or any of its Subsidiaries are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.
               (x) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Lazard Frères & Co. LLC (“Lazard”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Florida Rock has disclosed to Vulcan all material terms of the engagement of Lazard.
               (y) Opinion of Florida Rock Financial Advisor. Florida Rock has received the opinion of Lazard, dated the date hereof, to the effect that the Florida Rock Consideration is fair, from a financial point of view, to the holders of Florida Rock Common Stock (other than Vulcan and any of its direct or indirect wholly owned subsidiaries). Such opinion has not been amended or rescinded as of the date of this Agreement.
          3.2. Representations and Warranties of Vulcan. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Vulcan to Florida Rock concurrently herewith (the “Vulcan Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Vulcan Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Vulcan Disclosure Letter to which the relevance of such information is reasonably apparent) or (y) as disclosed in the Vulcan SEC Documents filed prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive, or forward looking in nature), Vulcan represents and warrants to Florida Rock as follows:
               (a) Organization, Standing and Power. (i) Each of Vulcan and the Significant Subsidiaries of Vulcan is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Vulcan.
     (ii) Each of Holdco and the Merger Subs is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation. Since their respective dates of incorporation, none of Holdco or the Merger Subs has carried on any business, incurred any liability or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
               (b) Capital Structure. (i) The authorized capital stock of Vulcan consists of 480,000,000 shares of Vulcan Common Stock, and 5,000,000 shares of preferred stock, with no par value (“Vulcan Preferred Stock”). As of the close of business on February 12, 2007, (A) 139,704,972 shares of Vulcan Common Stock were issued (including shares held in treasury), 6,445,432 shares of Vulcan Common Stock were subject to issuance upon the exercise or payment of outstanding Vulcan Stock Options, 656,496 shares of Vulcan Common Stock were reserved for issuance upon the exercise or payment of stock options, stock units or other awards or pursuant to any plans of Vulcan under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part on the value of, Vulcan Common Stock, may be conferred on any individual or entity (such stock options, units and other awards and plans, collectively, the “Vulcan Stock Plans”), and 44,117,148 shares of Vulcan Common Stock were held by Vulcan in its treasury or by its Subsidiaries; and (B) no shares of Vulcan Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Vulcan Common Stock have been duly authorized and validly issued and are fully paid and non assessable and are not subject to preemptive rights. The shares of Holdco Common Stock to be issued pursuant to or as specifically contemplated by this Agreement (including as contemplated by Sections 2.7 and 2.8) will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, will be validly issued, fully paid and non assessable and will not be subject to preemptive rights.
     (ii) No Voting Debt of Vulcan is issued or outstanding.
     (iii) Except for (A) this Agreement, (B) Vulcan Stock Options that represented, as of February 12, 2007, the right to acquire up to an aggregate of 6,445,432 shares of Vulcan Common Stock, (C) Vulcan SARs that represented, as of February 12, 2007, the right to acquire up to an aggregate of 406,930 shares of Vulcan Common Stock, and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Vulcan or any Subsidiary of Vulcan is a party or by which it or any such Subsidiary is bound obligating Vulcan or any Subsidiary of Vulcan to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Vulcan or of any Subsidiary of Vulcan or obligating Vulcan or any Subsidiary of Vulcan to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Vulcan or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Vulcan or any of its Subsidiaries or (B) pursuant to which Vulcan or any of its Subsidiaries is or could be required to register shares of Vulcan Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2. All Vulcan Stock Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Vulcan Common Stock on the date of grant and no Vulcan Stock Option has been extended, amended or repriced since the date of grant.

     (iv) Since February 12, 2007, except as permitted by Section 4.2, Vulcan has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of Vulcan or any of its Subsidiaries, other than pursuant to and as required by the terms of the Vulcan Stock Plans and any employee stock options and other awards issued under the Vulcan Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Vulcan Subsidiaries, any shares of capital stock of Vulcan or any of its Subsidiaries; or (C) declared, set aside, made or paid to the shareholders of Vulcan dividends or other distributions on the outstanding shares of capital stock of Vulcan.
     (v) Neither Vulcan nor any of its Subsidiaries owns any Florida Rock Common Stock.
               (c) Authority. (i) Vulcan, Holdco and the Merger Subs have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vulcan, Holdco and the Merger Subs. This Agreement has been duly executed and delivered by Vulcan, Holdco and the Merger Subs and constitutes a valid and binding obligation of Vulcan, Holdco and the Merger Subs, enforceable against Vulcan, Holdco and the Merger Subs in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Vulcan Charter, the Vulcan By-laws or equivalent governing documents of any Significant Subsidiary of Vulcan or of Holdco or the Merger Subs, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Vulcan or any Subsidiary of Vulcan or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Vulcan or (y) prevent, materially delay or materially impede Vulcan’s, Holdco’s or the Merger Subs’ ability to perform their respective obligations hereunder or to consummate the transactions contemplated hereby.
     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Vulcan or any Subsidiary of Vulcan in connection with the execution and delivery of this Agreement by Vulcan or the consummation by Vulcan of the transactions contemplated hereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Vulcan or (y) prevent, materially delay or materially impede Vulcan’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the Vulcan Certificate of Merger with the Secretary of State of the State of New Jersey, (D) the listing of the Holdco Common Stock on NYSE, and (E) notices, filings and other authorizations under the HSR Act.
               (d) SEC Documents. Vulcan has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2005 (the “Vulcan SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Vulcan SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Vulcan SEC Documents, and none of the Vulcan SEC Documents when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Vulcan included in the Vulcan SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Vulcan and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Vulcan SEC Documents.
               (e) Undisclosed Liabilities. Except for (i) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of Vulcan included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to Vulcan, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Vulcan and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Vulcan’s financial statements in accordance with GAAP.
               (f) Information Supplied. None of the information supplied or to be supplied by Vulcan for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the times of the meeting of shareholders to be held in connection with the Florida Rock Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (other than the Proxy Statement/Prospectus relating to the Florida Rock Shareholders Meeting) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Vulcan with respect to statements made or incorporated by reference therein based on information supplied by Florida Rock for inclusion or incorporation by reference in the Proxy Statement/Prospectus or Form S-4.
               (g) Compliance with Applicable Laws and Reporting Requirements. (i) Vulcan and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Vulcan and its Subsidiaries, taken as a whole (the “Vulcan Permits”), and Vulcan and its Subsidiaries are and for the two years preceding the date hereof have been in compliance with the terms of the Vulcan Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a material adverse effect on Vulcan. The businesses of Vulcan and its Subsidiaries are not being and for the two years preceding the date hereof have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Vulcan. No investigation by any Governmental Entity with respect to Vulcan or any of its Subsidiaries is pending or, to the knowledge of Vulcan, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Vulcan.
     (ii) Vulcan and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Vulcan (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Vulcan in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Vulcan’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Vulcan’s auditors and the audit committee of Vulcan’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Vulcan’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Vulcan’s internal controls over financial reporting.

               (h) Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Vulcan, threatened against or affecting Vulcan or any Subsidiary of Vulcan that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vulcan, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Vulcan or any Subsidiary of Vulcan having or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vulcan or on Holdco after the Effective Time.
               (i) Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Vulcan:
          (1) Each of Vulcan and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Vulcan’s most recent consolidated financial statements;
          (2) There are no disputes, audits, examinations or proceedings pending, or claims asserted in writing, for Taxes or assessments upon Vulcan or any of its Subsidiaries for which Vulcan does not have reserves that are adequate under GAAP;
          (3) Neither Vulcan nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and
          (4) As of the date of this Agreement, neither Vulcan nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent (i) the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code or (ii) the Vulcan Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
               (j) Subsidiaries. Exhibit 21 to Vulcan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC prior to the date hereof includes all the Subsidiaries of Vulcan that are Significant Subsidiaries. All of the shares of capital stock of each of the Subsidiaries held by Vulcan or by another Subsidiary of Vulcan are fully paid and nonassessable and are owned by Vulcan or a Subsidiary of Vulcan free and clear of any claim, lien or encumbrance.
               (k) Absence of Certain Changes or Events. Since September 30, 2006, (i) Vulcan and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on Vulcan.
               (l) Board Approval; Vulcan Rights Agreement. (i) The Board of Directors of Vulcan, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Vulcan Board Approval”), has approved this Agreement.
     (ii) Prior to the Initial Effective Time, Vulcan shall have taken any actions necessary (if any are necessary) to render the rights issued pursuant to the Rights Agreement dated as of October 19, 1998, as amended, between Vulcan and The Bank of New York (as successor to First Chicago Trust Company of New York), inapplicable to this Agreement, the Vulcan Merger, and the transactions contemplated hereby and thereby.
               (m) Environmental Matters. Except as would not reasonably be expected to result in any liability that would be material to Vulcan and its Subsidiaries, taken as a whole:
     (i) Vulcan and its Subsidiaries hold, and are in compliance with all Environmental Permits required under all applicable Environmental Laws for Vulcan to conduct its operations, and are in compliance with all applicable Environmental Laws and, to the knowledge of Vulcan, there is no condition that would reasonably be expected to result in a violation of applicable Environmental Laws or applicable Environmental Permits in the future. To Vulcan’s knowledge, Vulcan and its Subsidiaries have not received any Environmental Claim, and Vulcan has no knowledge of any pending or threatened Environmental Claim. Neither Vulcan nor any of its Subsidiaries has released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by Vulcan or its Subsidiaries, in violation of any Environmental Laws.
     (ii) To Vulcan’s knowledge, there are no significant and substantial mining safety or health hazards, as defined under MSHA at any of the real properties owned or leased by Vulcan or any of its Subsidiaries, or similar safety or health hazards at any such property arising under OSHA or any other federal, state or local law similar to MSHA or OSHA, which would reasonably be expected to result in Vulcan and its Subsidiaries incurring any material liability.
               (n) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Goldman, Sachs & Co. (“Goldman Sachs”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          4.1. Covenants of Florida Rock. During the period from the date hereof and continuing until the Effective Time, Florida Rock agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement, as set forth on Section 4.1 of the Florida Rock

Disclosure Letter, or to the extent that Vulcan shall otherwise consent in writing, which consent shall not be arbitrarily withheld or arbitrarily delayed:
               (a) Ordinary Course. Florida Rock and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Florida Rock shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to Florida Rock, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 4.1(a) of the Florida Rock Disclosure Letter, in the aggregate, (iv) enter into or amend any agreement that has as its subject matter an Affiliate Transaction, or (v) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a Florida Rock Contract had such agreement been in effect on the date hereof or terminate or make any material change to any Florida Rock Contract.
               (b) Dividends; Changes in Stock. Florida Rock shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends on the Florida Rock Common Stock at an amount per share not in excess of the regular quarterly cash dividend most recently declared prior to the date hereof with usual record and payment dates for such dividends in accordance with Florida Rock’s past dividend practice, and (B) for dividends by a wholly owned Subsidiary of Florida Rock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination or reclassification of capital stock of a wholly owned Subsidiary of Florida Rock or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Florida Rock to Florida Rock or another wholly owned Subsidiary of Florida Rock) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for any wholly owned Subsidiary of Florida Rock.
               (c) Issuance of Securities. Florida Rock shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Florida Rock Common Stock required to be issued upon the exercise or settlement of Florida Rock Stock Options or other equity rights or obligations under the Florida Rock Stock Plans or Employee Benefit Plans of Florida Rock outstanding on the date hereof in accordance with the terms of the applicable Florida Rock Stock Plan or Employee Benefit Plan of Florida Rock in effect on the date hereof, or (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Florida Rock.
               (d) Governing Documents, Etc. Florida Rock shall not amend or propose to amend the Florida Rock Charter or the Florida Rock Bylaws or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Florida Rock.
               (e) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that meet all of the following criteria: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, (ii) are Acquisitions of inventory in the ordinary course of business consistent with past practice, and (iii) for which the fair market value of the total consideration paid by Florida Rock and its Subsidiaries in such Acquisitions does not exceed in the aggregate $60.0 million, Florida Rock shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Florida Rock; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.
               (f) No Dispositions. Other than (i) dispositions of inventory in the ordinary course of business consistent with past practice, and, (ii) disposition upon terms reasonably satisfactory to Vulcan of the assets of, or Florida Rock’s equity interest in, any Canadian Subsidiaries of Florida Rock (including 50% owned subsidiaries), and (iii) other dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate $5 million, Florida Rock shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets.
               (g) Indebtedness. Florida Rock shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Florida Rock or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) utilization of Florida Rock’s existing credit line, provided the total balance outstanding does not exceed $100 million in the aggregate, solely for purposes of working capital and the making of capital expenditures, in each case in the ordinary course of business consistent with past practice, (iii) indebtedness of any Subsidiary of Florida

Rock to Florida Rock or to another Subsidiary of Florida Rock, or (iv) indebtedness that does not exceed in the aggregate $5.0 million.
               (h) Other Actions. Florida Rock shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).
               (i) Accounting Methods; Tax Matters. Except as disclosed in any Florida Rock SEC Document filed prior to the date hereof, Florida Rock shall not change its methods of accounting in effect at September 30, 2006, except as required by changes in GAAP or Law as concurred with by Florida Rock’s independent auditors. Florida Rock shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes.
               (j) Tax-Free Qualification. Florida Rock shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code or (ii) the Vulcan Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
               (k) Compensation and Benefit Plans. Except as required by applicable law, Florida Rock shall not and shall not permit its Subsidiaries to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee of Florida Rock or any of its Subsidiaries other than normal increases in base salary or wages in the ordinary course of business consistent with past practice for employees who are not directors of Florida Rock or officers of Florida Rock (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director or employee of Florida Rock or any of its Subsidiaries or otherwise pay any amount to which any director or employee of Florida Rock or any of its Subsidiaries is not entitled, (iii) establish, adopt, or become a party to any new employment, severance or consulting agreement or any employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any Employee Benefit Plan or Employment Agreement, (iv) modify any Florida Rock Stock Option or other equity-based award, (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Employee Benefit Plan or Employment Agreement or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement, except as required by the terms of any collective bargaining agreement in effect on the date hereof.

               (l) No Liquidation. Florida Rock shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
               (m) Litigation. Florida Rock shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Florida Rock and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $5.0 million.
               (n) No Restrictions on Business. Florida Rock shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Holdco, Florida Rock or Vulcan or any of their respective Subsidiaries from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Holdco or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).
               (o) Insurance. Florida Rock shall not, and shall not permit any of its Subsidiaries to, purchase any policies of directors’ and officers’ liability insurance, except to the extent set forth in Section 5.11(c).
               (p) Other Agreements. Florida Rock shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.
          4.2. Covenants of Vulcan. During the period from the date hereof and continuing until the Effective Time, Vulcan agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement, as set forth on Section 4.2 of the Vulcan Disclosure Letter, or to the extent that Florida Rock shall otherwise consent in writing, which consent shall not be arbitrarily withheld or arbitrarily delayed:
               (a) Dividends; Changes in Stock. Vulcan shall not, nor shall it permit any of its Subsidiaries to, or propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends on the Vulcan Common Stock at an amount per share not in excess of the regular quarterly cash dividend most recently declared prior to the date hereof with usual record and payment dates for such dividends in accordance with Vulcan’s past dividend practice, and (B) for dividends by a wholly owned Subsidiary of Vulcan, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination or reclassification of capital stock of a wholly owned Subsidiary of Vulcan or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Vulcan to Vulcan or another wholly owned Subsidiary of Vulcan).

               (b) Issuance of Securities. Vulcan shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Vulcan Common Stock or other equity rights or obligations under the Vulcan Stock Plans or employee benefit plans of Vulcan, (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Vulcan or (iii) issuances of Vulcan Common Stock not in excess of 10% of the outstanding shares of Vulcan Common Stock (on a fully diluted basis) on the date hereof.
               (c) No Acquisitions. Other than Acquisitions that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, Vulcan shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Vulcan.
               (d) Tax-Free Qualification. Vulcan shall not, and shall not permit Holdco, Merger Subs or any of its other Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code or (ii) the Vulcan Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
               (e) No Liquidation. Vulcan shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
               (f) Other Agreements. Vulcan shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.
          4.3. Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or that would reasonably be expected to have, a material adverse effect on such party or that would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Florida Rock and Vulcan shall file all reports required to be filed by each of them (or their Subsidiaries) with the SEC between the date hereof and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Each of Florida Rock and Vulcan shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.
          4.4. Control of Other Party’s Business. Nothing contained in this Agreement shall give Vulcan, directly or indirectly, the right to control or direct the operations of Florida Rock prior to the Effective Time. Prior to the Effective Time, Florida Rock shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE V
ADDITIONAL AGREEMENTS
          5.1. Preparation of Proxy Statement/Prospectus; Florida Rock Shareholders Meeting. (a) (i) As promptly as practicable following the date of this Agreement, Vulcan and Florida Rock shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Common Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), in which a proxy statement relating to the Florida Rock Shareholders Meeting will be included as a prospectus (such proxy statement/prospectus, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Vulcan and Florida Rock shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Florida Rock shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to holders of Florida Rock Common Stock as promptly as practicable after the Form S-4 is declared effective.
     (ii) If at any time prior to the Effective Time there shall occur (i) any event with respect to Florida Rock or any of its Subsidiaries, or with respect to other information supplied by Florida Rock for inclusion in the Form S-4 or the Proxy Statement/Prospectus or (ii) any event with respect to Vulcan, or with respect to information supplied by Vulcan for inclusion in the Form S-4 or the Proxy Statement/Prospectus, in either case, which event is required to be described in an amendment of, or a supplement, to the Form S-4 or the Proxy Statement/Prospectus, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Florida Rock.
     (iii) Each of Vulcan and Florida Rock shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Mergers and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between Florida Rock or any of its representatives, or Vulcan or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Vulcan and Florida Rock shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement/Prospectus as promptly as practicable. Vulcan and Florida Rock shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement/Prospectus, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.
     (iv) Holdco shall file the opinions described in Sections 6.2(c) and 6.3(c) with the SEC by post-effective amendment to the Form S-4.
               (b) Florida Rock shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Florida Rock Shareholders Meeting”) for the purpose of obtaining the Required Florida Rock Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Florida Rock Recommendation (as defined below) pursuant to Section 5.4(b), shall use reasonable best efforts to solicit the approval of its shareholders of the matters comprising the Required Florida Rock Vote; and the Board of Directors of Florida Rock shall recommend approval of the matters comprising the Required Florida Rock Vote by the shareholders of Florida Rock to the effect as set forth in Section 3.1(m) (the “Florida Rock Recommendation”) and shall not (x) withdraw or modify (or propose to withdraw or modify) in any manner adverse to Vulcan such recommendation or (y) take any other action or make any other statement in connection with the Florida Rock Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Florida Rock Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Florida Rock Recommendation, this Agreement shall be submitted to the shareholders of Florida Rock at the Florida Rock Shareholders Meeting for the purpose of approving the matters comprising the Required Florida Rock Vote, and nothing contained herein shall be deemed to relieve Florida Rock of such obligation. If Florida Rock shall receive an unsolicited bona fide written Acquisition Proposal within five business days prior to the Florida Rock Shareholders Meeting, Florida Rock shall be permitted to adjourn or postpone the Florida Rock Shareholders Meeting for up to five business days if the Board of Directors of Florida Rock, after consultation with its outside legal counsel, concludes in good faith that such adjournment or postponement is reasonably likely to be required by applicable law.
          5.2. Access to Information; Confidentiality. Subject to the Agreement, dated as of December 12, 2006 between Vulcan and Florida Rock (the “Confidentiality Agreement”), and subject to applicable law, upon reasonable notice, Florida Rock shall, and shall cause its subsidiaries to, afford to Vulcan and to the officers, employees, accountants, counsel, financial advisors and other representatives of Vulcan, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, Florida Rock shall, and shall cause each of its subsidiaries to, furnish promptly to Vulcan (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as Vulcan may reasonably request. Subject to the Confidentiality Agreement, and subject to applicable law, Vulcan shall, and shall cause its subsidiaries to, afford to Florida Rock and to the officers, employees, accountants, counsel, financial advisors and other representatives of Vulcan, reasonable access during the period prior to the Effective Time to all information concerning its business, properties and personnel as Florida Rock may reasonably request. No review pursuant to this Section 5.2 shall affect any representation or warranty given by Florida Rock to Vulcan. Vulcan and Florida Rock will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement Any such investigation pursuant to this Section 5.2 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Vulcan or Florida Rock, as the case may be. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          5.3. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals (as defined herein) and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Each party shall use its reasonable best efforts to refrain from taking any action that would reasonably be expected to adversely affect or delay the ability of the parties to obtain all Requisite Regulatory Approvals. In furtherance and not in limitation of the foregoing, each party agrees (i) to make, as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act.
               (b) Each of Vulcan and Florida Rock shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.
               (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, (i) if (A) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree (including the HSR Act), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Mergers or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree (including the HSR Act) or that would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, or (C) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Mergers or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, then (ii) Vulcan shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including agreeing to sell, swap, hold separate or otherwise dispose of or conduct its or Florida Rock’s business or assets in a specified manner, or selling, swapping, holding separate or otherwise disposing of or conducting its or Florida Rock’s business or asset in a specified manner, which would resolve such objections, actions or proceedings such that the Merger can reasonably likely to be consummated by the date set forth in Section 7.1(c); provided that Vulcan shall use good faith efforts to swap rather than sell any businesses or assets that are required to be disposed of pursuant to this Section 5.3 if swapping the applicable business or assets would not prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.3 shall require, or be deemed to require the taking by Vulcan of any such action that (x) is not conditional on the consummation of the Mergers or (y) would reasonably be expected to result in a material adverse effect on Florida Rock. At the request of Vulcan, Florida Rock shall sell, swap, hold separate, or otherwise dispose of any of its assets, or cooperate with Vulcan in such actions, provided that Florida Rock shall not have to take any such action that is not conditional on the consummation of the Mergers.
               (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any of the events specified in Section 5.3(c)(i)(B) or (C) occurs, then each of Vulcan and Florida Rock shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 5.3(c), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Mergers or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Vulcan and Florida Rock shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.
               (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied with its obligations under this Section 5.3.
               (f) Holdco shall agree to execute and deliver, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption, as determined by the parties, of Florida Rock’s and Vulcan’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, and Florida Rock shall assist Holdco in accomplishing the same.
               (g) Each of Florida Rock and Vulcan and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Mergers and the other transactions contemplated hereby.
          5.4. Acquisition Proposals. (a) Florida Rock agrees that neither it nor any of its Subsidiaries (nor any of the employees or directors of it or its Subsidiaries), nor their respective agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f)) or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Vulcan or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, prior to the Required Florida Rock Vote having been obtained, Florida Rock and its agents and representatives may make written inquiry to any person that has made a written Acquisition Proposal after the date hereof in order to obtain a written clarification of any terms and conditions of such proposal (and not in order to engage in any negotiation concerning such proposal), provided that Florida Rock promptly provides Vulcan a copy of such written inquiry and the response thereto.
               (b) Notwithstanding anything in this Agreement to the contrary, Florida Rock or its Board of Directors shall be permitted to (A) to the extent applicable and subject to Section 5.4(g) and being otherwise in compliance with this Section 5.4(b), comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in Florida Rock Recommendation, or (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date hereof, if and only to the extent that:
     (i) in any such case referred to in clause (B) or (C) above, (I) the Florida Rock Shareholders Meeting shall not have occurred, (II) Florida Rock has complied with this Section 5.4 in all material respects, and (III) the Board of Directors of Florida Rock, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law;
     (ii) in the case of clause (B) above if such Change in Florida Rock Recommendation is in response to an unsolicited bona fide written Acquisition Proposal from a third party, in addition, (I) Florida Rock has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors, after consultation with its outside legal counsel and financial advisors, concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) (after giving effect to all of the proposed revisions to this Agreement which may be offered by Vulcan pursuant to clause (III) below), (II) Florida Rock has notified Vulcan, at least four business days in advance, of its intention to effect a Change in Florida Rock Recommendation, specifying the terms and conditions of such Superior Proposal and the identity of the party making such Superior Proposal, and furnishing to Vulcan a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives; provided that such four business day notice shall be given again in the event of any significant revision to such Superior Proposal, and (III) prior to effecting such a Change in Florida Rock Recommendation, Florida Rock has, and has caused its financial and legal advisors to, negotiate with Vulcan in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal; and
     (iii) in the case of clause (C) above, in addition, the Board of Directors of Florida Rock, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Acquisition

Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of Florida Rock receives from such person an executed confidentiality agreement having confidentiality provisions that are no less favorable to the party providing such information than those contained in the Confidentiality Agreement.
               (c) Florida Rock shall notify Vulcan as promptly as practicable of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Florida Rock or any of its representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event Florida Rock shall provide written notice to Vulcan of such inquiries, proposals, offers, requests for information and initiation of such discussions or negotiations by the end of the business day (New York time) following such event. Florida Rock agrees that it will promptly keep Vulcan apprised of the status and material terms of any such inquiries, proposals or offers (including whether withdrawn or rejected) and the status and nature of all information requested, and in any event Florida Rock shall provide Vulcan with written notice of any material development with respect to any of the foregoing by the end of the business day (New York time) following such development. Florida Rock also agrees to provide Vulcan with any information that it provides to the third party making the request therefor at substantially the same time it provides such information to such third party, unless Vulcan has already been provided with such information.
               (d) Florida Rock agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, (iii) it will use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction, and (iv) it will not take any action to (x) exempt any person (other than Vulcan, Holdco, Fresno Merger Sub and their respective affiliates) from the restrictions on “affiliated transactions” contained in Section 901 of the FBCA (or any similar provisions of any other law) or otherwise cause such restrictions not to apply or (y) terminate, amend, modify, make any determination under or waive any provision of the Florida Rock Rights Agreement. Florida Rock agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Florida Rock shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the six months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

               (e) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Florida Rock shall not submit to the vote of its shareholders any Acquisition Proposal other than the Florida Rock Merger prior to the termination of this Agreement.
               (f) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Florida Rock concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the shareholders of Florida Rock, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Florida Rock in response to such Acquisition Proposal), and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Florida Rock.
               (g) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(A) shall be deemed to be a Change in Florida Rock Recommendation, unless the Board of Directors of the party making such disclosure expressly (i) reaffirms its recommendation to its shareholders in favor of the applicable Merger and (ii) rejects such other Acquisition Proposal.
          5.5. Affiliates. Each of Florida Rock and Vulcan shall use all reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Holdco, as soon as reasonably practicable and in any event prior to the Florida Rock Shareholders Meeting, a written agreement substantially in the form attached as Exhibit 5.5.
          5.6. Stock Exchange Listing. Holdco and Vulcan shall use all reasonable efforts to cause (i) the shares of Holdco Common Stock to be issued in the Mergers and (ii) the shares of Holdco Common Stock to be reserved for issuance upon the exercise of Holdco Options, to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date.
          5.7. Employee Benefit Plans. (a) Following the Effective Time, the employees of Florida Rock and its Subsidiaries who are employed by the Florida Rock Surviving Corporation or its Subsidiaries as of the Effective Time (other than those employed pursuant to a collective bargaining agreement or other labor agreement) (the “Covered Employees”)- will be offered participation and coverage under employee benefit plans (but excluding any defined benefit retirement plans) that are substantially similar, on an aggregate basis, to the plans generally in effect for similarly situated employees of Vulcan and its Subsidiaries (other than any defined benefit retirement plans) (“Vulcan Benefit Plans”) in accordance with the terms thereof;

provided, that for purposes of the foregoing sentence the employee benefit plans generally provided to employees of Florida Rock and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be substantially similar, on an aggregate basis, to those provided to similarly situated employees of Vulcan and its Subsidiaries for purposes of this sentence, it being understood that the Covered Employees may commence participating in the Vulcan Benefit Plans on different dates following the Effective Time with respect to different Vulcan Benefit Plans. Notwithstanding anything contained herein to the contrary, a Covered Employee who is terminated by his or her employer during the period commencing at the Effective Time and ending on the second anniversary thereof in a manner that qualifies for severance payments and benefits under the severance policy described in Section 5.7(a) of the Florida Rock Disclosure Schedule shall be eligible to receive the severance payments and benefits described in Section 5.7(a) of the Florida Rock Disclosure Schedule, subject to the execution, delivery and non-revocation of a release of claims in favor of Holdco, Florida Rock Surviving Corporation and Vulcan Surviving Corporation.
               (b) From and after the time that Covered Employees commence coverage under the Vulcan Benefit Plans pursuant to Section 5.7(a), Holdco shall, or shall cause the Florida Rock Surviving Corporation and its Subsidiaries or the Vulcan Surviving Corporation, as applicable, to, (i) provide all Covered Employees with service credit, for all purposes, including for purposes of eligibility, participation, vesting and levels of benefit accruals, under any Vulcan Benefit Plan in which Covered Employees are eligible to participate, for all periods of employment with Florida Rock or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time for which service was recognized by Florida Rock immediately prior to the Effective Time (other than with respect to any newly adopted plan of Holdco, the Vulcan Surviving Corporation or the Florida Rock Surviving Corporation for which past service credit is not granted to its or their employees generally); provided, that such service shall not be recognized for purposes of (x) any defined benefit retirement plan (y) retiree welfare benefits or (z) any Vulcan Benefit Plan that is a frozen plan, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any healthcare benefit plans of Holdco, the Vulcan Surviving Corporation or the Florida Rock Surviving Corporation or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under any similar plans of Florida Rock immediately prior to the Effective Time and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a Vulcan Benefit Plan) occurs for applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a Vulcan Benefit Plan) to the extent such expenses were credited under any similar plans of Florida Rock immediately prior to the Effective Time.
               (c) Notwithstanding anything contained herein to the contrary, employees of Florida Rock and its Subsidiaries who are employed by the Florida Rock Surviving Corporation or any of its Subsidiaries as of the Effective Time pursuant to a collective bargaining agreement or other labor agreement shall be provided the benefits that are required by such collective bargaining agreement as in effect from time to time.
               (d) Holdco and Fresno shall take, or shall cause to be taken, all actions set forth on Section 5.7(d) of the Vulcan Disclosure Schedule.

               (e) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Benefit Plan or Vulcan Benefit Plan or any other compensation or benefit plan, program or arrangement of Holdco, Vulcan Surviving Corporation or Florida Rock Surviving Corporation or any of their Subsidiaries; (ii) prevent the amendment or termination of any Employee Benefit Plan or Vulcan Benefit Plan or interfere with the right or obligation of Holdco, Vulcan Surviving Corporation or Florida Rock Surviving Corporation to make such changes as are necessary to conform with applicable Law (including without limitation Section 409A of the Code); or (iii) limit the right of Holdco, the Vulcan Surviving Corporation, the Florida Rock Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any employee at any time.
               (f) The provisions of this Section 5.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.7) under or by reason of any provision of this Agreement.
          5.8. Section 16 Matters. Assuming that Florida Rock and Vulcan deliver to Holdco the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Holdco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of Florida Rock and Vulcan of Holdco Common Stock in exchange for shares of Florida Rock Common Stock (including Restricted Florida Rock Shares) or shares of Vulcan Common Stock, as the case may be, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Florida Rock and Vulcan to Holdco prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders,” with respect to a person, shall mean those officers and directors of such person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
          5.9. Fees and Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 hereof and except that (a) if the Mergers are consummated, the surviving corporations in the Mergers shall pay, or cause to be paid, any and all property or transfer Taxes imposed on either party in connection with the Mergers, and (b) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Vulcan and Florida Rock.

          5.10. Governance. Holdco shall cause the number of directors that will comprise the full Board of Directors of Holdco on the business day immediately following the Closing Date to be 11 and to consist of (x) the directors of Vulcan immediately prior to the Initial Effective Time and (y) John D. Baker II.
          5.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Holdco shall, or shall cause the Florida Rock Surviving Corporation and its Subsidiaries to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Florida Rock or any of its Subsidiaries (the “Florida Rock Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Florida Rock or any Subsidiary of Florida Rock, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, Florida Rock as of the date hereof.
               (b) From and after the Initial Effective Time, Holdco shall, or shall cause the Vulcan Surviving Corporation and its Subsidiaries to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Vulcan or any of its Subsidiaries (the “Vulcan Indemnified Parties” and, together with the Florida Rock Indemnified Parties, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Vulcan or any Subsidiary of Vulcan, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, Vulcan as of the date hereof.
               (c) For a period of six years after the Effective Time, Holdco shall, or shall cause the Florida Rock Surviving Corporation to, maintain in effect, for the benefit of the Florida Rock Indemnified Parties with respect to their acts or omissions as directors and officers of Florida Rock and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by Florida Rock (the “Existing D&O Policy”); provided that, (i) Holdco may, or may cause the Florida Rock Surviving Corporation to, substitute therefore a policy or policies with limits, terms and conditions that are no less advantageous to the insured; (ii) neither Holdco nor the Florida Rock Surviving Corporation shall be required to pay annual premiums for the Existing D&O Policy (or for any substitute policy or policies) in excess of 250% of the annual premium paid by Florida Rock with respect to the Existing D&O Policy (the “Insurance Amount”), which amount Florida Rock has disclosed to Vulcan prior to the date of this Agreement; and (iii) if such premiums for the such insurance would at any time exceed the Insurance Amount, then Holdco shall maintain, or cause the Florida Rock Surviving Corporation to maintain, policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to the Insurance Amount. In lieu of the foregoing, Florida Rock may, prior to the Closing, and if Florida Rock declines to do so prior to the Closing, promptly following the Closing Holdco may, or may cause the Florida Rock Surviving Corporation to, purchase, from one or more insurers chosen by Florida Rock, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each Florida Rock Indemnified Person with respect to their acts or omissions as directors and officers of Florida Rock and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by Vulcan, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time; provided, however, that the premium for such run-off policy or policies, shall not exceed $2,000,000.
               (d) Holdco shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of indemnifiable amounts hereunder; provided, however, that Holdco shall notify such Indemnified Party of any such decision to defend within 20 business days of receipt of notice of any such proceeding, and, provided, further, that Holdco shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (i) includes an admission of fault of such Indemnified Party or (ii) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party’s service as a director, officer or employee of Florida Rock, Vulcan or any of their respective Subsidiaries, (i) a conflict of interest or potential conflict of interest exists between such Indemnified Party and Holdco (including as a result of the existence of separate defenses or counterclaims that would make such representation inappropriate), or (ii) if Holdco fails to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the reasonable expense of Holdco; provided, however, that Holdco shall not be liable for any settlement effected without its prior written consent (which consent shall not be arbitrarily withheld, conditioned or delayed).
               (e) Holdco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.11.
               (f) If Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 5.11.
               (g) The provisions of this Section 5.11 (i) are intended to be for the benefit of, and shall be enforceable by, each Florida Rock Indemnified Party and Vulcan Indemnified Party and their respective heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          5.12. Public Announcements. Vulcan and Florida Rock shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
          5.13. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Holdco or the surviving corporation of the Mergers with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Vulcan Merger and the Florida Rock Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action.
ARTICLE VI
CONDITIONS PRECEDENT
          6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the applicable Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:
               (a) Shareholder Approval. Florida Rock shall have obtained the Required Florida Rock Vote.
               (b) Exchange Listing. The shares of Holdco Common Stock to be issued in the Mergers and Holdco Common Stock to be reserved for issuance in connection with the Mergers shall have been authorized for listing on NYSE, upon official notice of issuance.
               (c) Requisite Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired, and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Florida Rock Surviving Corporation, the Vulcan Surviving Corporation or Holdco, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods, including under the HSR Act, being referred to as the “Requisite Regulatory Approvals”), and (B) all such Requisite Regulatory Approvals referred to in clause (A) shall be in full force and effect.
               (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
               (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Mergers shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, by any Governmental Entity of competent jurisdiction that makes the consummation of either Merger illegal.
          6.2. Conditions to Obligations of Vulcan. The obligation of Vulcan to effect the Vulcan Merger is subject to the satisfaction of the following conditions unless waived by Vulcan:
     (a) Representations and Warranties.
     (i) The representations and warranties of Florida Rock set forth in Sections 3.1(c)(i), 3.1(l)(ii), 3.1(m) and 3.1(n) shall be true and correct, as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct to the extent required in this clause (i) only as of the specified date);
     (ii) the representations and warranties of Florida Rock set forth in Sections 3.1(b)(i) and 3.1(b)(iii) and 3.1(x) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and
     (iii) (A) the other representations and warranties of Florida Rock contained in this Agreement that are qualified as to material adverse effect shall be true and correct and (B) such other representations and warranties of Florida Rock contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality) shall be true and correct, in each case as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties referred to in clause (B) to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Florida Rock.
     Vulcan shall have received a certificate signed on behalf of Florida Rock by the Chief Executive Officer and Chief Financial Officer of Florida Rock to such effect.

               (b) Performance of Obligations of Florida Rock. Florida Rock shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Vulcan shall have received a certificate signed on behalf of Florida Rock by the Chief Executive Officer and Chief Financial Officer of Florida Rock to such effect.
               (c) Tax Opinion. Vulcan shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Vulcan, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as an exchange described in Section 351 of the Code and (ii) the Vulcan Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Vulcan shall be entitled to rely upon customary representations and assumptions provided by Holdco, Vulcan, Florida Rock and others that counsel to Vulcan reasonably deems relevant.
               (d) Absence of Legal Restraint. There shall not have been any action with respect to the Mergers taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any law, injunction, order or decree enacted, promulgated or issued with respect to the Mergers by any court or other Governmental Entity (which law, injunction, order or decree remains in effect), other than the application of the waiting period provisions of the HSR Act and the waiting period or similar provisions of applicable antitrust laws, rules, or regulations, in any case that would reasonably be expected to result in a judgment that would have any of the following effects: (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummations of the Mergers, (ii) seeking to restrain or prohibit Vulcan’s or Holdco’s ownership or operation (or that of its respective Subsidiaries or affiliates) of all or any material portion of the business or assets of Florida Rock and its Subsidiaries, taken as a whole, or of Vulcan and its Subsidiaries, taken as a whole, or (iii) seeking to compel Vulcan or Holdco or any of their respective Subsidiaries to sell, hold separate or otherwise disposing of any of its or Florida Rock’s business or assets or materially restricting the conduct its or Florida Rock’s business if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Florida Rock.
          6.3. Conditions to Obligations of Florida Rock. The obligation of Florida Rock to effect the Florida Rock Merger is subject to the satisfaction of the following conditions unless waived by Florida Rock:
     (a) Representations and Warranties.
     (i) The representations and warranties of Vulcan set forth in Sections 3.2(b)(v), 3.2(c)(i), 3.2(k)(ii) and 3.2(l) shall be true and correct, as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct to the extent required in this clause (i) only as of the specified date, and, with respect to the representations and warranties set forth in Section 3.2(b)(v), other than de minimis exceptions, which would not cause the representations and warranties of Fresno set forth in Section 3.1(n) to be untrue and incorrect);
     (ii) the representations and warranties of Vulcan set forth in Sections 3.2(b)(i) and 3.2(b)(iii) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and
     (iii) (A) the other representations and warranties of Vulcan contained in this Agreement that are qualified as to material adverse effect shall be true and correct and (B) such other representations and warranties of Vulcan contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality) shall be true and correct, in each case as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties referred to in clause (B) to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Vulcan.
     Florida Rock shall have received a certificate signed on behalf of Vulcan by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Vulcan to such effect.
               (b) Performance of Obligations of Vulcan. Vulcan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Florida Rock shall have received a certificate signed on behalf of Vulcan by the Chairman and Chief Executive Officer and the Chief Financial Officer of Vulcan to such effect.
               (c) Tax Opinion. Florida Rock shall have received the opinion of its counsel, Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to Florida Rock, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the exchange of Florida Rock Common Stock and Vulcan Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as an exchange described in Section 351 of the Code. In rendering such opinion, counsel to Florida Rock shall be entitled to rely upon customary representations and assumptions provided by Holdco, Vulcan, Florida Rock and others that counsel to Florida Rock reasonably deems relevant.
ARTICLE VII
TERMINATION AND AMENDMENT
          7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Required Florida Rock Vote has been obtained:
               (a) by mutual consent of Vulcan and Florida Rock in a written instrument;

               (b) by either Vulcan or Florida Rock, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of either Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting either Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;
               (c) by either Vulcan or Florida Rock, upon written notice to the other party, if both Mergers shall not have been consummated on or before November 19, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
               (d) by Vulcan, upon written notice to Florida Rock, if Florida Rock shall have: (i) failed to make the Florida Rock Recommendation or effected a Change in Florida Rock Recommendation (or resolved to take any such action) that is adverse to Vulcan in any material respect, whether or not permitted by the terms hereof, (ii) breached its obligations under this Agreement by reason of a failure to call the Florida Rock Shareholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its shareholders the Proxy Statement/Prospectus in accordance with Section 5.1(a), or (iii) breached its obligations under Section 5.4 in any material respect;
               (e) by either Vulcan or Florida Rock, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements, or failure to be true of any of the representations or warranties, set forth in this Agreement on the part of such other party, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach, or failure to be true, has not been cured within 30 days following written notice thereof to the affected party or, by its nature, cannot be cured within such time period; or
               (f) by either Vulcan or Florida Rock, if the Required Florida Rock Vote shall not have been obtained upon a vote taken thereon at the duly convened Florida Rock Shareholders Meeting.
          7.2. Effect of Termination. (a) In the event of termination of this Agreement by either Florida Rock or Vulcan as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Vulcan or Florida Rock or their respective officers or directors, except with respect to Section 5.2 (Access to Information; Confidentiality), Section 5.9 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

               (b) Florida Rock shall pay Vulcan, by wire transfer of immediately available funds to such accounts as Vulcan may designate, the sum of $135.0 million (the “Florida Rock Termination Fee”) if this Agreement is terminated as follows:
     (i) if Vulcan shall terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), then Florida Rock shall pay the Florida Rock Termination Fee on the second business day following such termination;
     (ii) if (A) Vulcan shall terminate this Agreement pursuant to Section 7.1(d)(iii) or either party shall terminate this Agreement pursuant to Section 7.1(f) and (B) at any time after the date hereof and at or before the date of the Florida Rock Shareholders Meeting, there shall have been a Public Proposal, and (C) within 12 months of the date of such termination of this Agreement, Florida Rock or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Florida Rock shall pay the Florida Rock Termination Fee on the second business day following such execution or consummation; and
     (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Vulcan shall terminate this Agreement pursuant to Section 7.1(e) and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal and (C) within 12 months of the date of such termination of this Agreement, Florida Rock or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Florida Rock shall pay the Florida Rock Termination Fee on the second business day following such execution or consummation;
     “Public Proposal” shall mean a publicly announced Acquisition Proposal except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more” and shall only include an Acquisition Proposal, directly or indirectly, with respect to Florida Rock or its assets.
     If Florida Rock fails to pay all amounts due to Vulcan on the dates specified, then Florida Rock shall pay all costs and expenses (including legal fees and expenses) incurred by Vulcan in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Vulcan.
          7.3. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Florida Rock, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          7.4. Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE VIII
GENERAL PROVISIONS
          8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.
          8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
               (a) if to Vulcan, Holdco, Virginia Merger Sub or Fresno Merger Sub, to
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Attention: General Counsel
Facsimile No.: (205) 298-2960
with a copy to
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy, Esq.
                 Igor Kirman, Esq.
Facsimile No.: (212) 403-2000

and

               (b) if to Florida Rock, to
Florida Rock Industries, Inc.
155 East 21st Street
Jacksonville, Florida 32206
Attention: General Counsel
Facsimile No.: (904) 791-1810
with a copy to
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Thomas Roberts, Esq.
                 Raymond Gietz, Esq.
Facsimile No.: (212) 310-8007
and
McGuire Woods LLP
Bank of America Tower
50 North Laura Street, Suite 3300
Jacksonville, Florida 32202
Attention: Daniel B. Nunn Jr., Esq.
Facsimile No.: (904) 360-6339
          8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of those of such party’s executive officers who have been involved in the negotiation of this Agreement. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act, and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.
          8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.

          8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with their terms and (b) except as provided in Sections 5.10 and 5.11 (which are intended for the benefit of only the persons specifically named therein), is not intended to confer upon any person other than the parties any rights or remedies hereunder.
          8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the FBCA shall apply to the Florida Rock Merger and NJBCA shall apply to the Vulcan Merger.
          8.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
          8.9. Submission to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail;

provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.9. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.
          8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
[Remainder of this page intentionally left blank. Signature page follows.]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

VULCAN MATERIALS COMPANY
By:	/s/ Donald M. James
	Name:	Donald M. James
	Title:	Chairman and Chief Executive Officer

FLORIDA ROCK INDUSTRIES, INC.
By:	/s/ John D. Baker, II
	Name:	John D. Baker, II
	Title:	President and Chief Executive Officer

VIRGINIA HOLDCO, INC.
By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	President and Treasurer

VIRGINIA MERGER SUB, INC.
By:	/s/ William F. Denson, III
	Name:	William F. Denson, III
	Title:	Vice President and Secretary

FRESNO MERGER SUB, INC.
By:	/s/ Ejaz A. Khan
	Name:	Ejaz A. Khan
	Title:	Chairman

66